Exhibit 99.1

news release ---------------AT THE COMPANY--------------- Lynn Afendoulis Director, Corporate Communications (616) 365-1502 FOR IMMEDIATE RELEASE October 18, 2017

UFPI Board of Directors Approves 3-for-1 Stock Split; 13 Percent Increase in Semiannual Dividend

GRAND RAPIDS, Mich., October 18, 2017 – The Board of Directors of Universal Forest Products, Inc. (Nasdaq: UFPI) approved a three-for-one stock split on October 18, 2017, to be effected in the form of a stock dividend of two additional shares of common stock for each outstanding share of common stock. The split will increase the number of outstanding shares of the Company’s common stock from approximately 20.4 million to 61.2 million.

“The stock dividend demonstrates the Board of Directors’ confidence in the Company’s continued ability to grow sales and profits and generate robust cash flow,” said William G. Currie, chairman of the board. “By increasing the number of shares outstanding, we hope to encourage more employee ownership and perhaps see a positive impact on the liquidity of the stock.”

The stock dividend will be payable on November 14, 2017, to stockholders of record as of the close of business on October 31, 2017. The Company’s stock will begin trading at the post-split price on November 15, 2017. Any shares purchased between the October 31, 2017, record date and the November 14, 2017, payment date will come with a “due bill,” entitling the buyer to two additional shares for each share purchased.

In addition, the Company’s Board of Directors approved a 13.3 percent increase in the semiannual cash dividend to $0.51 per share, which equates to $0.17 per share after the stock split. The dividend is payable on December 15, 2017, to shareholders of record as of December 1, 2017.

UNIVERSAL FOREST PRODUCTS, INC.

Universal Forest Products, Inc. is a holding company whose subsidiaries supply wood, wood composite and other products to three robust markets: retail, construction and industrial.  Founded in 1955, the Company is headquartered in Grand Rapids, Mich., with affiliates throughout North America, Europe, Asia and Australia. For more about Universal Forest Products, go to www.ufpi.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the markets we serve, the economy and the Company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” “likely,” “plans,” “projects,” “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. The Company does not undertake to update forward-looking statements to reflect facts, circumstances, events, or assumptions that occur after the date the forward-looking statements are made. Actual results could differ materially from those included in such forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainty. Among the factors that could cause actual results to differ materially from forward-looking statements are the following: fluctuations in the price of lumber; adverse or unusual weather conditions; adverse economic conditions in the markets we serve; government regulations, particularly involving environmental and safety regulations; and our ability to make successful business acquisitions. Certain of these risk factors as well as other risk factors and additional information are included in the Company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

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